As filed with the Securities and Exchange Commission on February 19, 2025

Registration No. 333- 261882

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-261882

UNDER

THE SECURITIES ACT OF 1933

INARI MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2902923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6001 Oak Canyon, Suite 100

Irvine, California 92618

(877) 923-4747

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert S. Fletcher

Stryker Corporation

1941 Stryker Way

Portage, Michigan 49002

(269) 385-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth H. Katz

Scott R. Williams

Sally Wagner Partin

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Inari Medical, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statement as of the date hereof:

•

Registration Statement No. 333-261882, initially filed with the SEC on December 23, 2021, pertaining to the registration of an indeterminate amount of (a) common stock, par value $0.001 per share (“Common Stock”), preferred stock, par value $0.001 per share, debt securities, depositary shares, warrants, purchase contracts, and units of the Company and (b) Common Stock offered for resale by selling stockholders from time to time, each as described therein.

On January 6, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stryker Corporation, a Delaware corporation (“Parent”), and, by way of a joinder dated January 7, 2025, Eagle 1 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Offeror”). On February 19, 2025, pursuant to the Merger Agreement, Offeror merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered for issuance under the Registration Statement that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this February 19, 2025.

INARI MEDICAL, INC.

By:	/s/ Andrew Hykes
Name: Andrew Hykes
Title: Chief Executive Officer and President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.